                                  EXHIBIT 23.1
                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-45151) and related Prospectus of GelTex Pharmaceuticals, Inc. and to the incorporation by reference therein of (i) our report dated February 9, 1998, with respect to the financial statements of Geltex Pharmaceuticals, Inc. included in its Current Report on Form 8-K dated February 11, 1998, filed with the Securities and Exchange Commission and (ii) our report dated February 21, 1997, with respect to the financial statements of GelTex Pharmaceuticals, Inc. included in its Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP

Boston, Massachusetts

March 3, 1998